Exhibit 5.1
October 19, 2020

Hewlett Packard Enterprise Company
6280 America Center Drive
San Jose, CA 95002

Re:
An aggregate of 11,521,659 Shares of Common Stock of Hewlett Packard Enterprise Company offered pursuant to the Silver Peak Systems Inc. 2014 Equity Incentive Plan and Silver Peak Systems Inc. 2004 Stock Plan

Ladies and Gentlemen:

I have examined the proceedings taken and the instruments executed in connection with the reservation for issuance and authorization of the sale and issuance from time to time of not in excess of an aggregate of 11,521,659 shares (the “Shares”) of the common stock, par value $0.01 per share, of Hewlett Packard Enterprise Company pursuant to the terms of the Silver Peak Systems Inc. 2014 Equity Incentive Plan and Silver Peak Systems Inc. 2004 Stock Plan (together, the “Plans”). The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission and to which this opinion is to be attached as an exhibit.

Upon the basis of such examination, I am of the opinion that the Shares, when issued and sold pursuant to the terms and conditions set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Act, will be validly issued, fully paid and non-assessable.

You are further advised that I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Rishi Varma
Rishi Varma Senior Vice President, General Counsel
and Corporate Secretary